      As filed with the Securities and Exchange Commission on November 20, 2000
                                      An Exhibit List can be found on page II-3.
                                                  Registration No. 333-_________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                               _________________
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               _________________


                          ONE VOICE TECHNOLOGIES, INC.
                 (Name of small business issuer in its charter)

          Nevada                             7372                     95-4714338
(State or other Jurisdiction       (Primary Standard Industrial    (I.R.S. Employer
of Incorporation or Organization)  Classification Code Number)     Identification No.)

                        6333 Greenwich Drive, Suite 240
                          San Diego, California 92122
                                 (858) 552-4466
(Address and telephone number of principal executive offices and principal place of business)

                             Dean Weber, President
                          ONE VOICE TECHNOLOGIES, INC.
                        6333 Greenwich Drive, Suite 240
                          San Diego, California 92122
                                 (858) 552-4466
           (Name, address and telephone number of agent for service)

                               _________________
                                   Copies to:
                            Dennis J. Doucette, Esq.
                     Luce, Forward, Hamilton & Scripps LLP
                         600 West Broadway, Suite 2600
                          San Diego, California 92101
                                 (619) 699-2517
                              (619) 645-5322 (fax)
                               _________________

                Approximate date of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               _________________

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
                                                                   Proposed Maximum    Proposed Maximum    Amount of
   Title of Each Class of Securities               Amount to be     Offering Price        Aggregate       Registration
           to be Registered                         Registered     Per Security/(1)/   Offering Price         Fee
-----------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001 par value/(2)/           2,117,294           $4.22656         $ 8,948,870
Shares of Common Stock, $.001 par value/(3)/             231,884           $   9.76           2,263,188
Shares of Common Stock, $.001 par value/(4)/             126,316           $   5.01             632,843
Total/(5)/                                             2,475,494                            $11,844,901        $3,127
-----------------------------------------------------------------------------------------------------------------------

/(1)/ Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Nasdaq SmallCap Market on November 13, 2000, which was $4.22656 per share.
/(2)/ Represents shares issuable upon conversion of the Company's 5% Convertible
      Debentures (based on a market price of $4.15625 per share). The Company has agreed to registered 200% of the estimated initial conversion amount of the shares to provide for the possibility of a reduction in the market price for the shares prior to the conversion of the 5% Convertible Debentures.
/(3)/ Represents 231,884 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $9.76 per share.
/(4)/ Represents 126,316 shares of Common Stock (estimated) issuable upon the exercise of warrants to be issued at an estimated exercise price of $5.01. /(5)/ Pursuant to Rules 416 and 457 under the Securities Act of 1933, additional shares as may be issuable pursuant to the anti-dilution provisions of the debentures and warrants are also being registered.

                             ____________________

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by One Voice Technologies, Inc., with the Securities and Exchange Commission. The Selling Stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


PRELIMINARY PROSPECTUS           Subject To Completion, Dated November 20, 2000

     The information in this prospectus is not complete and may be changed.

                         ONE VOICE TECHNOLOGIES, INC.
                                2,475,494 Shares

                                  Common Stock


     We are registering the following shares:

     -- 2,117,294 shares of Common Stock issuable upon the conversion of 5% Convertible Debentures issued and issuable to the Selling Stockholders;

     -- 231,884 shares of Common Stock issuable upon exercise of warrants held by the Selling Stockholders; and

     -- 126,316 shares of Common Stock issuable upon exercise of warrants which may be issued to the Selling Stockholders.

     We will pay the expenses of registering these shares.

     Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Nasdaq SmallCap Market under the symbol "ONEV." The last reported sales price per share of our Common Stock as reported by the Nasdaq SmallCap Market on November 14, 2000, was $4.75.

                                --------------

           Investing in these securities involves significant risks.
                    See "Risk Factors" beginning on page 3.

                                --------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is November 20, 2000.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements.

THE COMPANY

     We are a language technology company with solutions for the personal computer, Internet and wireless markets targeting business-to-business revenue models. Our target market segment is global Internet users and electronic commerce websites worldwide.

     Our technology allows people to talk with computers in a way that has not been seen in any commercial product to date. We are currently developing projects that apply our technologies to the wireless and telephony segments. Our flagship technology engine allows worldwide consumers to talk, as if they were speaking to another person, and instantaneously access and interact with content on the World Wide Web. Internet users can talk with any website to search and find information through an interactive and entertaining experience.

     Our flagship product is the first in our line of intelligent voice interactive solutions. Our software is based on artificial intelligence that allows people to talk with their computers through everyday common speech. Our artificial intelligence technology is so advanced that it understands not only simple phrases but advanced linguistic concepts such as topic, subject and synonym relationships. By asking the user relevant questions, our software system can help clarify and learn from the user's requests.

     Our goal is to lower the barrier to entry in obtaining information on the Internet, while at the same time increasing productivity by using spoken natural language to obtain this information. We believe that most people have a difficult time conveying their thoughts to a computer. Our technology will help users communicate with their computers and goes beyond other voice products currently on the market as it does not restrict the user to certain phraseology or a pre-defined list of phrases, but adapts and understands the user's language patterns.

     We offer our software directly to consumers for personal and small office/home office use and to other businesses for use on their hardware personal computer products and their Internet sites. Our search mechanisms will also offer businesses the opportunity to advertise to users who target products through their searches.

THE OFFERING

     Common Stock Offered for Resale:    2,475,494 shares
     Use of Proceeds:                    Working capital and general corporate
                                         purposes*
     Nasdaq SmallCap Market Symbol:      ONEV

* We will receive no proceeds from the issuance of shares of Common Stock upon the conversion of the 5% Convertible Debentures. If exercised, we may receive proceeds from the sale of shares issuable upon the exercise of warrants by the Selling Stockholders. However, if the cashless exercise provision of any of the warrants is used, we will not receive proceeds from the exercise of those warrants.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

There are risks associated with forward-looking statements made by us and actual results may differ.

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     --  discuss our future expectations;
     -- contain projections of our future results of operations or of our financial condition; and
     --  state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

We have lost money since inception. We expect future losses and we may never become profitable.

     Since inception, we have incurred significant losses. Net loss for the nine months ended September 30, 2000, totaled $5,450,363 and we had an accumulated deficit of $7,232,578 at September 30, 2000. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we do not become profitable we may not be able to continue our operations.

  Our future sales and profitability depend in part on our ability to demonstrate to prospective customers the potential performance advantages of using voice recognition Internet search software. To date, commercial sales of our software have been limited. A lack of a proven market or market studies for our product means that while we, software engineers and software magazine writers may believe the public will enthusiastically accept voice recognition software, the true market for this product may be minor or nonexistent. This could result in little or no product sales without which we will not be able to continue our operations indefinitely.

Our voice recognition Internet search software is novel and unproven.

We will be successful only if Internet users adopt our voice recognition search services as their primary method of navigating the Internet. Internet users have a variety of search techniques, such as search engines, available to them to navigate the Internet. Users can also rely on methods, such as call centers, chat rooms and e-mail, rather than difficult-to-navigate corporate websites, to obtain information on products and services. It is difficult to predict the extent and rate of user adoption of our question-answering service. We cannot assure you that widespread acceptance of our products or services has occurred or will occur. Users may try voice-recognition access once or twice and then revert to traditional search techniques to navigate the Internet or choose new search techniques.

We have a limited operating history which makes it difficult to evaluate our business.

     Our current corporate entity commenced operations in 1999 and has a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as voice recognition software, media delivery systems and electronic commerce.

     To address the risks and uncertainties we face, we must:

     -- establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;
     --  maintain and enhance our brand name;
     -- continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;
     -- successfully respond to competition from Microsoft and others, including emerging technologies and solutions; and
     -- develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

If we are unable to obtain additional funding our business operations will be harmed.

     We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2001. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of voice recognition Internet search software.

Our operating results are likely to fluctuate significantly.

     As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

     -- how and when we introduce new products and services and enhance our existing products and services;
     -- our ability to attract and retain new customers and satisfy our customers' demands;
     -- the timing and success of our brand-building and marketing campaigns; -- our ability to establish and maintain strategic relationships;
     --  our ability to attract, train and retain key personnel;
     -- the demand for voice recognition Internet search software applications; -- the emergence and success of new and existing competition;
     -- varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;
     -- technical difficulties with our products, system downtime, system failures or interruptions in Internet access;
     -- changes in the mix of products and services that we sell to our customers;
     -- costs and effects related to the acquisition of businesses or technology and related integration; and
     --  costs of litigation and intellectual property protection.

     In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

     For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our Common Stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

We are a development-stage company and unexpected or uncontrollable business or economic forces are more likely to harm us.

     We are in the development or starting stages of our business plan and are therefore more vulnerable to unexpected or uncontrollable business and economic forces. We lack any loyalty and brand name recognition from potential customers and business partners. Unknown software errors may not be corrected in time to develop a sustainable customer base. Unfavorable product reviews or news reports could squelch early sales efforts. A competitor may quickly release a better version of a similar product before we can complete our development efforts. Economic conditions such as a national or world recession, international trade restrictions on computer product sales, or a slowdown in Internet usage growth could reduce our revenues below financially-healthy levels. The risks of a development-stage company include a lack of job security for employees and the possible loss of all investment funds by investors

Our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause demand for, and the prices of, our products to decline.

     A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, Conversational Computing Corporation, Grover Industries, Dragon Systems, IMSI, ITT Industries, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Philips Electronics, SpeechWorks International and T-NETIX. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

Our industry is experiencing consolidation that may intensify competition.

     The Internet industry has recently experienced substantial consolidation and a proliferation of strategic transactions. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

     -- a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

     -- other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content, or which could dramatically change the market for our products and services.

Any inability to adequately protect our proprietary technology could harm our ability to compete.

     Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

     We do not currently have any issued patents. We currently have 3 pending patent applications, but there is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Our products may infringe upon the intellectual property rights of others and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

     The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

Third parties could obtain licenses from IBM and/or Philips Speech Processing ("Philips") relating to voice interface technologies and develop technologies to compete with our products, which could cause our sales to decline.

     In September 1999, we received a two-year license from IBM and, in March 2000, received a three-year license from Philips for speech recognition software "platforms." These licenses are not exclusive. As a result, IBM and/or Philips may license its speech recognition software platforms to our competitors. If a license from IBM and/or Philips were to enable third parties to enter the markets for our products and services or to compete more effectively, we could lose market share and our business could suffer.

Failure to add corporate customers or retain new corporate customers may have an adverse effect on our revenues.

     We expect that revenues associated with corporate customers will be comprised primarily of corporations with large, difficult-to-navigate websites. If we do not complete sales to a sufficient number of customers, our future revenues will be harmed.

     If we are unable to offer value to our customers during the term of their contracts, or if our customers choose a competitor's service over our service, or if such customers decide to use their own proprietary technology to develop services similar to ours, such customers may not renew their contracts. If we do not obtain a sufficient number of contract renewals or if such renewal contracts are obtained on terms less favorable than the original contracts, our business could be seriously harmed.

If we do not successfully develop new products and services it will harm our business.

     Our business and operating results would be harmed if we fail to develop products and services that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new product and service opportunities. When we introduce our new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

     Delays and cost overruns in developing our products could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the products or lawsuits by customers.

The growth of our business depends on the increased use of the Internet for communications, electronic commerce and advertising.

     The growth of our business depends on the continued growth of the Internet as a medium for communications, electronic commerce and advertising. Our business will be harmed if Internet usage does not continue to grow, particularly as a source of media information and entertainment and as a vehicle for commerce in goods and services. Our success also depends on the efforts of third parties to develop the infrastructure and complementary products and services necessary to maintain and expand the Internet as a viable commercial medium.

     In addition, we believe that other Internet-related issues, such as security, privacy, reliability, cost, speed, ease of use and access, quality of service and necessary increases in bandwidth availability, remain largely unresolved and may affect the amount of business that is conducted over the Internet.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by such growth, specifically the demands of delivering high-quality media content. As a result, its performance and reliability may decline. In addition, websites have experienced interruptions in service as a result of outages, system attacks and other delays occurring throughout the Internet network infrastructure. If these outages, attacks or delays occur frequently or on a broad scale in the future, Internet usage, as well as the usage of our products, services and websites, could grow more slowly or decline.

The limited experience of our management may adversely affect our business.

     The limited experience of our management in developing a new product from inception through a fully tested, market usable status for national and world-wide consumer use may result in critical business judgment errors as we grow in size and sales volume. In a product rollout of the magnitude of our business plan, management errors not timely corrected could result in excessive costs and expenses, poor quality products, inability to deliver products on time, detrimental business contract terms, and other significant errors which could impede our business plan.

We may be unable to implement our business plan, which may harm our business.

     Although we intend to implement our business plan through the foreseeable future and will do our best to mitigate the risks associated with our business plan, there can be no assurance that such efforts will be successful.
Currently, we are concentrating on advancing our business plan. We have no liquidation plans should we require additional cash and be unable to receive funding. Should we be unable to implement our business plan, we would investigate all options available to retain value for our stockholders. Among the options that would be considered are: the sale of the rights to the patents, acquisition of another product or technology, or a merger or acquisition (as a parent or target) of another business entity that has revenue and/or long-term growth potential. There are no pending arrangements, understandings or agreements with outside entities for acquisitions or mergers. While the mentioned risks are presented as worst-case scenarios, employees and stockholders should be aware that there are no guarantees that we will achieve any of our business plan goals or be successful.

If the standards we have selected to support are not adopted as the standards for speech-activated software, businesses might not use our speech-activated software platform for delivery of applications and services, and our revenue growth could be negatively affected.

     The market for speech-activated services software is new and emerging. Certain industry software standards have, however, been established but may change as the technology evolves. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

We depend on two primary suppliers for software integrated into our system, the loss of which could adversely affect our business.

     IBM and Philips supply the primary speech recognition software platforms that are integrated into our software system. We cannot guarantee that we will be able to continue to license the platforms after the current licenses expire or that alternative platforms appropriate for use in our product will be available at that time. Without the ability to integrate the necessary software platforms, we may be unable to produce our product.

Our failure to respond to rapid change in the market for speech-activated services software could cause us to lose revenue and harm our business.

     The speech-activated services software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business will suffer.

     Commercial acceptance of our products and technologies will depend, among other things, on:

     -- the ability of our products and technologies to meet and adapt to the needs of our target markets;
     -- the performance and price of our products as compared to our competitors' products;
     -- our ability to deliver customer service directly and through our resellers; and
     --  the ability of our customers to utilize our product.

The loss of any of our key managers could adversely affect our business, including our ability to develop and market our products.

     We depend to a considerable degree on a limited number of key personnel. The loss of the services of key members of our management team could harm our business. Our success will also depend, among other factors, on our ability to attract, retain and motivate highly-skilled employees. Competition for employees in our industry is intense. Additionally, it is often more difficult to attract employees once a company's stock is publicly traded because the exercise price of equity awards such as stock options are based on the public market, which is highly volatile. We may be unable to attract, assimilate or retain other highly-qualified employees in the future. We have experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly-skilled employees with appropriate qualifications.

We need to expand our sales and support organizations to successfully compete.

     We plan to implement advertising sales, licensing and corporate sales operations and marketing efforts to increase market awareness and sales of our products and services. We will need to increase our staff to support new customers and their expanding needs. Competition for highly-qualified sales personnel is intense, and we may not be able to hire the kind and number of sales personnel we are targeting. Hiring highly-qualified customer service and account management personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

New government regulation and the resolution of current legal uncertainties could harm our business.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase the cost of doing business or otherwise seriously harm our business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like us that provide electronic commerce services.

     We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of electronic commerce and seriously harm our profitability.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions recently has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on electronic commerce, where such taxes are discriminatory, and Internet access, unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could seriously harm our ability to become profitable.

     In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market. Such uncertainty could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

We may encounter difficulties in managing our growth, which could prevent us from executing our business strategy.

     Our rapid growth has placed, and continues to place, a significant strain on our resources. To accommodate this growth, we must continue to upgrade a variety of operational and financial systems, procedures and controls and hire additional employees to support increased business and product development activity. This has resulted in increased responsibilities for our management. Our systems, procedures and controls may not be adequate to support our operations. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business could be harmed.

Our products may not be 100% accurate at recognizing speech or authenticating speaker identities and we could be subject to claims related to the performance of our products. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

     Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers will use our products to provide important services to their customers. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these transactions could result in claims against us or our customers for losses incurred. Although our contracts will typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

Any software defects in our products could harm our business and result in litigation.

     Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover errors, defects and bugs and, as a result, our products may take longer than expected to develop. A lack of independent market testing of our products increases the possibility that our products may not perform to reasonable commercial standards under normal use. This could result in unexpected performance failures, a significant product return rate and a material reduction in product demand. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality, or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us which, even if unsuccessful, would likely be time-consuming and could result in costly litigation and payment of damages.

We may be subject to legal liability for the provision of third-party products, services or content.

     We plan to enter into arrangements to offer direct verbal links to Internet sellers' sites as "preferred" websites. We may be subject to claims concerning these products, services or content by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, provide, or provide access to these products, services or content. While our agreements with these parties will provide that we will be indemnified against such liabilities, such indemnification may not be adequate. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, for defamation, negligence, copyright or trademark infringement, unlawful activity, or tort, including personal injury, fraud, or other theories based on the nature and content of information to which we provide links. Investigating and defending any of these types of claims is expensive, even to the extent that the claims do not result in liability. If the claims do result in liability, we could be required to pay damages of other penalties, which could harm our business.

We may be liable for our links to third-party websites.

     We could be exposed to liability with respect to the selection of third-party websites that may be accessible through our voice recognition search mechanisms. These claims might include, among others, that by linking to websites operated by third parties, we may be liable for copyright or trademark infringement or other unauthorized actions by these third-party websites. Other claims may be based on errors or false or misleading information provided by our software, including information deemed to constitute professional advice such as legal, medical, financial or investment advice. Other claims may be based on our links to sexually explicit websites and the provision of sexually explicit advertisements when this content is displayed. Our business could be seriously harmed due to the cost of investigating and defending these claims, even to the extent these claims do not result in liability. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

Certain aspects of the 5% Convertible Debenture financing transaction may have a negative impact on our business.

     On October 3, 2000, we entered into a Securities Purchase Agreement with the Selling Stockholders. As part of the agreement we issued and will issue 5% Convertible Debentures and warrants. Substantial dilution of our stock will occur upon the conversion of the debentures and warrants which have been issued and which may be issued in the future under the terms of the agreement. The extent of the possible dilution will depend upon the price (which is determined by reference to the trading price of our stock) at which the Debentures are convertible to our Common Stock. The agreement also prevents us from entering into certain transactions involving our stock for a 270-day period. The potential and/or actual dilution and agreement terms which prevent certain future transactions may negatively impact our stock price and our ability to obtain additional financing, if needed.

Our directors and executive officers beneficially own approximately 47.2% of our stock; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; stockholders may be unable to exercise control.

     As of November 14, 2000, our executive officers, directors and affiliated persons beneficially own approximately 47.2% of our Common Stock. Dean Weber, our chief executive officer and chairman of the board, beneficially owns approximately 44.2% of our Common Stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

     --  elect or defeat the election of our directors;
     -- amend or prevent amendment of our articles of incorporation or bylaws; -- effect or prevent a merger, sale of assets or other corporate transaction; and
     -- control the outcome of any other matter submitted to the stockholders for vote.

     As a result of their ownership and positions, our directors and executive officers collectively are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Provisions in our Articles of Incorporation, Bylaws and Nevada Corporate Law may have the effect of delaying or preventing a change of control.

     A number of provisions of our Amended and Restated Articles of Incorporation and Bylaws and of the Nevada general corporation law relating to matters of corporate governance, certain rights of directors, and the issuance of preferred stock without stockholder approval, may have the effect of making more difficult, and thereby discourage, a merger, tender offer, proxy contest or assumption of control and change of incumbent management, even when stockholders other than our management or principal stockholders consider such a transaction to be in their best interest.

Our Stock Price Has Been and May Continue to Be Volatile.

     The trading price of our Common Stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended November 14, 2000, the price of our Common Stock ranged from $3.0625 to $27.75 per share.
Our stock price could be subject to wide fluctuations in response to factors such as:

     --  actual or anticipated variations in quarterly operating results;
     -- announcements of technological innovations, new products or services by us or our competitors;
     -- changes in financial estimates or recommendations by securities analysts;
     -- the addition or loss of strategic relationships or relationships with our key customers;
     -- conditions or trends in the Internet and online commerce markets, including the provision of related speech-activated services;
     -- changes in the market valuations of other Internet, online service or software companies;
     -- announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
     --  legal, regulatory or political developments;
     --  additions or departures of key personnel;

     -- sales of our Common Stock by insiders or stockholders; and -- general market conditions.

     The historical volatility of our stock price may make it more difficult for you to resell shares when you want at prices you find attractive. Sharp increases in our stock price could have a negative impact on our financial condition.

     In addition, the stock market in general, and the Nasdaq SmallCap Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may reduce our stock price, regardless of our operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. These trading prices and price-earnings ratios may not be sustained.

If we fail to meet the expectations of public market analysts and investors, the market price of our Common Stock may decrease significantly.

     Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our Common Stock will likely fall.

Future sales of stock could affect our stock price.

     If our stockholders sell substantial amounts of our Common Stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our Common Stock could fall.

We do not anticipate paying dividends.

     We have never paid any cash dividends on our Common Stock and we do not anticipate paying cash dividends on our Common Stock in the foreseeable future. The future payment of dividends is directly dependent upon our future earnings, capital requirements, financial requirements and other factors to be determined by our Board of Directors. For the foreseeable future, it is anticipated that earnings, if any, generated by our operations will be used to finance our growth.

We maintain cash with various banks in excess of federally-insured limits.

     The Federal Deposit Insurance Corporation (FDIC) insures deposits up to $100,000 in virtually all United States banks and savings associations. In the event an FDIC-insured bank fails and depositors lose their money, the FDIC pays depositors up to $100,000 of the money lost. Although our funds are deposited in accounts with FDIC-insured banks, the amounts of cash in these accounts sometimes exceed federally-insured limits. In the event of a failure of one of our banks where our funds were lost, we could only recover from the FDIC up to $100,000 of the funds lost. The loss of the excess funds could have a material adverse effect on our business.

                                USE OF PROCEEDS

  We will receive no proceeds from the sale by the Selling Stockholders of Common Stock issued upon the conversion of the 5% Convertible Debentures. We may sell the Selling Stockholders $8,000,000 of additional 5% Convertible Debentures under the Securities Purchase Agreement described below. $2,263,188 may be received if the Selling Stockholders exercise warrants to purchase Common Stock issued pursuant to the Initial Debenture. In addition, upon exercise of its warrants to purchase additional debentures, the Investor will receive additional warrants having an exercise price equal to 115% of the average of the closing prices of our Common Stock for the 10 trading days immediately preceding the closing date. However, if the cashless exercise provision of any of the warrants is used, we will not receive proceeds from the exercise of those warrants. Net proceeds are determined after deducting all expenses of the offering (estimated to be approximately $45,000).

  We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes.

  The amount and timing of working capital expenditures may vary significantly depending upon numerous factors, such as:

     -- revenues generated from existing and anticipated licensing and service agreements and advertising;
     --  the development of marketing and sales resources;
     -- administrative and legal expenses; and -- other requirements not now known or estimable.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Common Stock began trading on the Nasdaq SmallCap Market on October 24, 2000, under the symbol "ONEV." Our Common Stock previously traded on the OTC Electronic Bulletin Board under the same symbol. The OTC Electronic Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

     For the periods indicated, the following table sets forth the high and low bid prices per share of Common Stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                      Low        High
                                      ---------------
1998
----
First Quarter                           .00      .00
Second Quarter                          .00      .00
Third Quarter                           .00      .00
Fourth Quarter                          .50      .66

1999
----
First Quarter                           .13      .60
Second Quarter                          .16     5.88
Third Quarter                          4.00    10.00
Fourth Quarter                         4.00     8.50

2000
----
First Quarter                          8.00    27.75
Second Quarter                         9.00    24.00
Third Quarter                          6.56    17.25
Fourth Quarter*                        3.06     9.75
         *as of November 14, 2000

     As of November 14, 2000, our Common Stock shares were held by 117 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of the Company's outstanding Common Stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our Common Stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

DIVIDEND POLICY

     Our Board of Directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis of our plan of operation should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

     We are an early growth stage company and plan to be a leading provider of voice recognition software for instant access and interaction with content on the Internet.

     Our technology is based on artificial intelligence that allows people to talk with their computers through everyday common speech. Our artificial intelligence technology understands not just simple commands but advanced linguistic concepts such as topic, subject and synonym relationships. Our inference capabilities and adaptive learning allow the computer to ask the user relevant questions to help clarify and learn the user's requests.

     Our software will be licensed to other businesses such as computer manufacturers, Internet service providers and electronic commerce and other content sites. We will also enter into service agreements with our business customers to create interactive voice-maps for their websites and will sell advertising opportunities available via our search results.

     We also plan to sell an upgraded retail version of our software directly to consumers and through other retailers and electronic commerce. We will also offer consumers Internet service for a monthly charge after an initial free period as part of our software distribution.

     We have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. To address these risks, we must establish, maintain and expand our customer base, implement and successfully execute our business and marketing strategy, provide superior customer service, anticipate and respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure that we will be successful in addressing these risks, and our failure to do so could have a negative impact on our business, operating results and financial condition.

PLAN OF OPERATION

     We maintain a cash balance that we believe is sufficient to sustain corporate operations until December 31, 2001. The losses through the quarter ended September 30, 2000 were due to our operating expenses. Continued sales of our equity and debt securities have allowed us to maintain a positive cash flow balance.

     We completed final testing of our initial product called myIVAN(TM) during our third quarter. This product, is now available at no charge for direct download from our website, http://www.myivan.com, as well as by mail order directed to us.

     During the next twelve months, management's business plan is for the Company to take the following steps to further develop and market its products: during the fourth quarter of 2000, we plan to begin a nationwide advertising campaign to create public awareness and branding of our myIVAN(TM) online products. This campaign is expected to continue through the fourth quarter of 2001. We have recently developed an upgrade product that adds additional features and capabilities to the initial free myIVAN(TM) product. Further development and marketing of this upgraded product will continue through 2001.

     We are continuing localization efforts of our product for the following languages: UK English, Spanish, German, French and Italian. Development of these additional language versions began in the third quarter 2000 and is expected to continue into 2001. We anticipate releasing the initial localized product, UK English, in the first quarter 2001. We will work on the development of one language version at a time, with continued marketing of released language versions.

     We plan to spend an additional $750,000 to finish programming of our existing software product which began in the third quarter of 2000 and plan to begin new product research and development into wireless (cellular telephone) and PDA (personal digital assistant). Management has not determined a budget or timeline for new product research and development at this time.

     Cash flow from sales is expected to begin in November 2000. We face considerable risk in completing each of our business plan steps, such as potential cost overruns, a lack of interest in our product in the market on the part of our anticipated computer manufacturer partners, Internet service provider partners, and/or consumers, and a shortfall of funding due to our inability to raise capital in the securities market. If further funding is required, and no funding is received during the next twelve months, we would be forced to rely on our existing cash in the bank or short-term bridge loans. While management believes our current cash balance is sufficient for the completion of our product and initial marketing prior to receiving significant cash flow from sales pursuant to our business plan, we may be unable to complete our product development until such time as necessary funds could be raised in the equity market. In such a restricted cash flow scenario, we would delay all cash intensive activities including certain product development and marketing activities described above.

     There are no current plans to purchase or sell any significant amount of fixed assets. Our business plan provides for an increase of eight employees during the next twelve months.

                                    BUSINESS

OVERVIEW

     Our product is a software system that allows a computer user to interact with a computer through speech rather than a keyboard or mouse. The essence of this system is to allow the computer user to speak directly to the computer in order to access the Internet. Utilizing colloquial or conversational English, the computer user does not have to learn menu commands, does not need to be familiar with operating systems, and is not dependent on typing speed.

     We commenced operations as Conversational Systems, Inc. on January 1, 1999, and on July 14, 1999, merged into Dead On, Inc., a company originally incorporated in Nevada on August 23, 1995 as Belridge Holdings Corporation. On August 28, 1995, Belridge Broadcasting of Portland, Inc., a company originally incorporated in Delaware on February 4, 1987, merged into Belridge Holdings Corporation. Belridge Holdings Corporation was dormant until March 9, 1998, when it filed a Disclosure Statement pursuant to Rule 15c2-11 with the National Association of Securities Dealers in order to allow trading of its securities on the OTC Electronic Bulletin Board.

     On July 30,1998, Belridge Holdings Corporation acquired the assets, liabilities and operating business of Dead On, LLC in order to manufacture sporting goods equipment and apparel. On September 15, 1998, Belridge Holdings Corporation changed its name to Dead On, Inc. On December 31, 1998, Dead On, Inc. discontinued all business related to the manufacture of sporting goods equipment and apparel.

     On June 16, 1999, a special meeting of the stockholders of Dead On, Inc. approved the divestiture of the assets and liabilities of the discontinued sporting goods equipment and apparel manufacturing business. On July 9, 1999, a special meeting of the stockholders of Dead On, Inc. approved the merger of Dead On, Inc. and Conversational Systems, Inc. in order to develop and market a new software system, and approved the name change of Dead On, Inc. to ConversIt.com, Inc. On September 9, 1999, a special meeting of the stockholders of ConversIt.com approved the name change of ConversIt.com, Inc. to One Voice Technologies, Inc.

     There have been no bankruptcy, receivership or similar proceedings.

     There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

INDUSTRY BACKGROUND

     Internet growth. The Internet has become one of the fastest-growing means of communication, reaching consumers and businesses worldwide. The Internet allows millions of users to obtain and share information, interact with each other and conduct business electronically. Industry surveys recently estimated that there will be about 320 million Internet users worldwide at year-end 2000 and over 720 million users by year-end 2005. Lower computer prices, faster, easier and cheaper Internet access, improvements in the performance and speed of personal computers and modems, and an increase in the information and services available on the Internet are among the factors fueling the growth of Internet users.

     The widespread adoption and interactive nature of the Internet have created new opportunities for conducting business online and are changing the way companies do business. Many businesses have begun to realize the commercial potential the Internet offers. For example, advertisers are using the Internet to reach consumers in a new way. More recently, technological advances have made commercial transactions over the Internet possible, creating the opportunity for business-to-business and business-to-consumer electronic commerce.

     The need for easy access to personalized, relevant information. As the amount of information available on the Internet has grown, it has became more difficult for users to access and find the information that is most useful and relevant to their needs. Today, only computer literate individuals can effectively navigate the World Wide Web and even these people find it extremely frustrating and time-consuming. For individuals less computer literate, it can be an exercise in futility.

     A variety of companies are delivering keyboard-based products that attempt to improve the "search" process by leveraging existing search engines (i.e., Yahoo, Alta Vista, etc.). These products definitely help, but they are still geared toward computer professionals who are primarily concerned with market research. Even these systems are just too complex, and often too expensive, for the home or small office/home office (SOHO) user.

     Speech recognition technology. Speech recognition is becoming a very large market. Enabled by new generations of low-cost 400+ MHz PCs and memory costs at less than $1 per megabyte, industry experts predict that the combined market of discrete and continuous speech recognition will reach $4.3 billion by the year 2001. In the discrete speech market, command and control applications such as directory assistance over the telephone dominate. It is expected that discrete speech recognition will invade nearly every appliance, including our automobiles, over the next few years. The main application for continuous speech recognition is expected to be dictation.

     While 300,000 discrete products shipped in 1996, Voice Information Associates estimates that approximately 65 million will ship by the year 2001. And while only 2,000 continuous speech units shipped in 1996 and 300,000 units shipped in 1997, analysts estimate that 20 million will ship by 2001.

OUR SOLUTION

     Our product is a software system that allows a computer user to interact with a computer through speech rather than a keyboard or mouse. The essence of this system is to allow the computer user to speak directly to the computer in order to access the Internet. Using colloquial or conversational English, the computer user does not have to learn menu commands, does not need to be familiar with operating systems, and is not dependent on typing speed.

     The primary features of this system are:

     -- utilizing commercially available speech recognition that relies on how words sound in order to match those sounds to words in a dictionary;
     --  analyzing words to determine their meaning;
     -- allowing the computer to listen and then talk back to the user; and -- processing speech at very high speed.

     As the user speaks with the computer, it continues to "learn" the meaning of what the user says. It asks questions of the user when it is unsure what the user wants. It uses a conversational manner to quickly process information while it keeps the user informed as it is performing requested tasks. As an example, if the system is searching the Internet for the best price available for a particular type of automobile purchase, it will describe its search process and any problems it encounters, such as the unavailability of a needed web page due to heavy Internet demand. It will then ask the user if it should try again. It will offer suggestions, such as using a different time or searching in a different geographical location. We believe that our "two-way" technology built on top of continuous speech technology and operating between the application and the user is an entirely new class of application that allows the user to communicate with the application to refine what the application produces. Our system will automatically "adapt" to the user with each interaction.

     We have taken the following steps in our product development:
     --  raised capital through the sale of securities;
     --  leased additional commercial office space in San Diego, California;
     -- filled the following management positions - VP Sales, VP Operations, VP Engineering, Quality Assurance Manager and Customer Service Manager;
     -- filled the following types of staff positions - sales, marketing, engineering, information technology (IT), information services (IS), quality assurance, client services, administrative and human resources; and
     --  continued development of our software product.

     We have completed the development and testing phase of our working prototype of our product and are in the process of establishing agreements with entities for the production, marketing, and distribution of our product.

OUR STRATEGY

     Our goal is to substantially lower the barrier to entry in obtaining information on the Internet, while at the same time increasing productivity through the use of spoken natural language (everyday conversation). Key elements of our strategy include:

     Offer superior software products and services. We seek to provide a superior user experience through distinct and innovative technologies and services. Our future success will depend on our ability to compete and to offer products and services that the Internet community perceives to be superior to our competitors. We will continually strive to find, hire, train and keep qualified personnel to design our products. We will also try to enhance and add to the products and services we offer to keep pace with changing technologies and customer preferences and to seek additional strategic partnerships that will allow us to offer new and improved services.

     Build brand awareness. We believe that building increased brand recognition is critical to our ability to add to our current sales of our software and to increase our attractiveness to manufacturers, service providers and advertisers. We intend to increase brand awareness through a combination of online and offline advertising and promotional activities. Specifically, our sales and marketing strategy entails the continuation of our nationwide, consumer-focused advertising campaign using both print and web-based advertisements.

     Diversify revenue streams across business-to-business and business-to-consumer models. Our revenues, if any, will come from the sale and licensing of products and services we offer, the development of interactive voice-maps for licensees' websites, revenue sharing arrangements and advertising. We will also sell our software directly to consumers and through retailers and electronic commerce merchants. On our software installation discs, we will also offer Internet access for a monthly charge following an initial free access period.

     Expand to international markets. We plan to expand our operations to international markets to take advantage of the Internet's global opportunities.

PRODUCTS AND SERVICES

     Our software offers the following key features using our voice-access technology:

     --  Internet searches using top search engines;
     --  easy access to preinstalled favorite Internet sites;
     --  assistance in finding the best prices on popular web products;
     -- capability to allow Internet content providers to voice-enable their websites;
     --  navigation to any website URL link by speaking the URL link;
     -- ability to launch desktop games, business and productivity applications;
     -- an alert mechanism for stock price changes and incoming emails which will advise the user's computer, provide an email to the user's pager and call the user's cell phone;
     -- full-text searching ability to locate files in all of the most popular file formats;
     --  dictation into any word processing or email program;
     -- restriction of family members' access to inappropriate web content as well as restricting time usage; and
     -- interaction with a voice modem to dial out or notify the user of an incoming call.

     We also offer the creation of interactive voice-maps for our licensed business customers' websites to permit them to use our software for interaction with their customers/users.

     Banner and voice advertising and preferred site status are other services we offer via our search results. These services allow advertisers to maximize the visibility of their products by placing ads in strategic locations and by receiving preferential treatment in a user's search results.

CUSTOMERS

     We intend to sell our products through a variety of computer manufacturers and Internet service providers and will not depend on any one or a few major customers.

     Business to business. We intend to market our product through a business-to-business model of distribution through computer manufacturers such as Gateway, Dell, IBM, Sony, Toshiba, NEC, Compaq and eMachines(TM). We intend to license our software directly to our anticipated major computer manufacturer distributors so that they may include the software with the sale of their hardware products to the general public. In addition, our software will be licensed to anticipated Internet service providers such as AOL, Time Warner, EarthLink and Mindspring for the direct Internet use of their subscribers. We intend to earn a license fee every time the manufacturer or ISP delivers our software to its customers. We will also seek service agreements to provide in-depth voice interactive features to major companies that provide Internet content through their own websites. This will allow Internet customers to use conversational speech to speak directly with a website in order to complete a variety of tasks, such as asking questions and hearing immediate answers about items offered at an auction site, or asking for help about how to assemble a product. Enhanced service agreements will be available for a monthly fee to larger Internet websites that will allow the licensed site programmers and webmasters to change their site's conversational speech software to fit their changing needs.

     Business to consumer. We are initially providing a version of our software to consumers for free via direct download from our and others' Internet sites, by the distribution of CDs containing our software and by preinstalling our software on new PCs. We will then offer an upgrade version directly to consumers and through retailers and electronic commerce merchants. On our software installation discs, we will also offer Internet access for a monthly charge following an initial free access period. We also sell headset units for use with our software directly to consumers.

SALES AND MARKETING

     Our sales efforts target corporate clients and retail consumers. To reach potential corporate clients, we use a dedicated, in-house sales team. This team seeks out PC hardware manufacturers, Internet service and content providers and electronic commerce sites that may be interested in our software and related services. We reach retail consumers through portal, content and electronic commerce websites, through advertisements and partnerships with electronic commerce merchants and through retail sales outlets.

DISTRIBUTION

     We use multiple distribution channels to market our products and services including:

     --  our website;
     --  manufacturers and distributors;
     --  direct outbound sales efforts;
     --  co-marketing opportunities; and
     --  portal, content and electronic commerce websites.

COMPETITORS

     The size and financial strengths of our competitors, such as IBM, Microsoft, Conversational Computing Corporation and Grover Industries, are substantially greater than ours. However, we believe that we can effectively compete with these other companies because of the unique nature of our product. Our product's uniqueness is primarily its ability to direct computers to follow commands through the use of free format requests using conversational speech. We believe this unique feature will allow our product to compete effectively in the market. None of our competitors currently offer voice interaction with computers using conversational speech. None of our competitors have announced any plans to offer software for voice interaction with computers using conversational speech. We are not aware of any significant barriers to our entry into the computer speech recognition market; however, we have no market share of the computer speech recognition product category at this time.

STRATEGIC BUSINESS PARTNERSHIPS

     We plan to develop alliances and partnerships with various companies that offer services and products we believe will assist in the distribution of our products and provide valuable co-marketing opportunities and exposure. We currently have established such a partnership with Encyclopaedia Britannica.

     In addition to these specific partnerships, we have oral and written agreements related to our products and services with various other entities such as Monster.com, Autobytel.com and Samsonite Corp.

SUPPLIERS

     IBM Viavoice Runtime and Dragon Naturally Speaking Runtime are the two primary suppliers of commercially available speech recognition software licensed for use by advanced software application companies such as us. We integrate our advanced proprietary software systems with these basic commercially-available speech recognition software "platforms." On September 21, 1999, we signed a twenty-four-month Original Equipment Manufacturer Software Agreement with IBM in order for us to be a licensee for the IBM Viavoice Runtime system. The license cost is $450,000 per year. On March 3, 2000, we signed a thirty-six-month Software License Agreement with Philips for a license to distribute their speech recognition software as part of our product. We will pay a royalty to Philips based upon each product we sell that uses their software, with a minimum payment of $200,000 for the first contract year, and $400,000 and $500,000 per year for each successive contract year, respectively. This contract will automatically renew for one-year terms unless terminated by either of us.

     Blank recordable CD-ROM discs are readily available through computer wholesalers or retail stores throughout the Unites States. We intend to transfer our software to CD-ROM discs at our own facilities at a cost not to exceed $2.00 per disc. We anticipate transferring only one to two hundred software copies to master CD-ROM discs for our direct licensing program. Headsets are also readily available through a large number of suppliers. We will not require formal contracts with any suppliers or manufacturers of physical products.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     We own exclusive rights to three pending United States patents for our software pursuant to the merger agreement on July 9, 1999, between Dead On, Inc. and Conversational Systems, Inc. As of the date of this filing, these patents are still pending. These patents are broad-based with one key patent defining the primary features and unique procedures that comprise our product. Our intellectual property also includes pending trademark applications. We believe that our intellectual property is important to our success, and we try to protect it. We feel that strong name brand recognition through trademark registration and market awareness will make our products stand out and become the recognized name that people think of when they think of voice interaction with the Internet.

     We have also hired legal counsel to help us better protect our intellectual property. However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may also claim that we have violated their proprietary rights. This could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

GOVERNMENT REGULATION

     Due to the increasing popularity and use of the Internet, the United States government and the governments of various states and foreign countries may attempt to regulate activities on the Internet. They may adopt new laws and regulations or try to apply existing laws to Internet activities. A number of laws and regulations may be adopted to cover issues such as user privacy, advertising, intellectual property, pricing, content and quality of goods and services, taxation and information security. New tax regulations, if adopted, may increase our sales, use and income taxes. Due to the global nature of the Internet, it is possible that, although we principally operate our business in California, the governments of other states and foreign countries may try to regulate our business and may require that we qualify to do business as a foreign corporation in their state or country. The growth of the Internet and the volume of business transacted on the Internet may also prompt stricter consumer protection laws. Some states have already proposed new laws to limit the use of personal user information obtained online or to require online services to establish privacy policies.

     The applicability of existing laws to the Internet is also uncertain. Many laws that may be relevant to our business were adopted before wide use of the Internet. These laws do not contemplate or address the unique issues of the Internet and related technologies. Because of the rapidly evolving and uncertain regulatory environment, we cannot predict how new or existing laws and regulations might affect our business. These uncertainties make it more difficult to ensure compliance with the laws and regulations that govern our business and the Internet. They may also decrease the growth of the Internet and the demand for our products and services and could increase our costs or force us to change how we do business.

RESEARCH AND DEVELOPMENT COSTS

     We spent $910,597 on research and development during the period from inception through September 30, 2000, most of which we intend to recoup from customers through normal business operations, fees and markups. We expect to continue to commit significant resources to research and development in the future. The market for our products and services is characterized by rapid technological change, frequent new product and service introductions, and rapidly changing customer needs and industry standards. To be successful in the future, we must be able to anticipate changes, enhance our current products and services, develop and introduce new products and services that keep pace with changing Internet technologies and address the increasingly sophisticated needs of our customers.

YEAR 2000 COMPLIANCE

     To our knowledge, as of the date of filing of our registration statement of which this prospectus is a part, we are not aware of any Year 2000 compliance problems adversely affecting us or our suppliers or customers. However, there can be no assurance that our business will not be negatively affected by Year 2000 problems experienced by us, our suppliers or customers. If there is a failure in Year 2000 compliance by us or one of our suppliers or customers, we could suffer major disruptions in our business.

EMPLOYEES

     At November 14, 2000, we employed 40 full-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

FACILITIES

    Our principal executive office address is 6333 Greenwich Drive, Suite 240, San Diego, California 92122. The lease payments for our office space are divided into four separate prices as follows: Area A (8,705 square feet), Area B (3,241 square feet), Area C (2,222 square feet) and Area D (1,930 square feet). Our current lease commitment is for Areas A and B, a total of 11,946 square feet, and we are obligated to lease Areas C and/or D, if the landlord is able to recapture them from current tenants, for an additional 4,152 square feet, with a total office space of 16,098 square feet. If the landlord does not recapture Areas C and/or D by May 29, 2001, our obligation to lease whichever or both of the areas which are not recaptured will expire. The lease payment amounts provided below commence on October 1, 2000, for Areas A and B, and will commence for Areas C and D when and if those areas become available to us. The payments for year one for Areas B, C and D described below will be extended for the time period in which we are waiting to obtain Areas C and D. If we obtain neither Area C nor D, there will not be an extension period of year one. If we obtain both Areas C and D, the extension time period will end at the date we obtain both of the areas. If we obtain either of Area C or D, but not both, the extension time period ends on the date we obtained either of the areas.

     Commencing October 1, 2000, the lease payments for Area A will be $208,479 in year one, $213,702 in year two, $218,376 in year three, $219,006 per year for years four and five, and $146,935 for the 240-day period ending May 29, 2006, if the lease extends that far based upon the time it takes to obtain Areas C and/or
D. The lease payments for Area B will be $81,673 in year one, $83,618 in year two, $85,562 in year three, $87,507 in year four and $89,452 in year five. The lease payments for Area C will be $53,328 in year one, $54,661 in year two, $55,994 in year three, $57,328 in year four and $58,661 in year five. The lease payments for Area D will be $46,320 in year one, $47,478 in year two, $48,636 in year three, $49,794 in year four and $50,952 in year five.

     If we do not obtain Areas C and D, we may need to obtain additional office space to replace those areas. With Areas C and D, our office space arrangements should be adequate for current and short-term estimated growth.

LEGAL PROCEEDINGS

     On May 14, 1999, the Board signed an agreement which was ratified in a stockholder meeting, with Dead On Acquisition Company, a California company, to consummate the divestiture of the assets and liabilities of our discontinued sporting goods equipment and apparel manufacturing business. Dead On Acquisition Company, assumed all the assets and liabilities of Dead On, Inc. Dead On Acquisition Company is currently insolvent. Former officers involved in the discontinued business have placed $200,000 in an account controlled by us to be used for settlement of all claims made against us associated with the discontinued business, with any funds remaining after settlement of legal matters to be returned to the former officers. Eight suits were filed against Dead On, Inc. and one of its officers in 1998 and 1999. The total amount involved in these suits is less than $80,000, with individual amounts ranging from $2,810 to $22,000. A complaint was brought by a Chapter 7 bankruptcy trustee in July 2000 against Dead On, Inc. and two of its officers in the amount of approximately $120,000 for transfers made by the bankruptcy debtor to Dead On, Inc. We have not been named in any of these lawsuits. We continue to investigate the legal liabilities associated with the discontinued operations and, based upon advice of legal counsel, believe the settlement of the legal liabilities related to the discontinued operations will not have a material adverse effect on our financial position.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Name                   Age    Position
     ----                   ---    --------
     Dean Weber              38    Chairman of the Board, President, Chief
                                   Executive Officer, Director
     George H. Kaelin, III   34    Director
     Rahoul Sharan           37    Chief Financial Officer, Secretary, Treasurer
                                   and Director
     Bradley J. Ammon        37    Director

     Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the Board of Directors following the annual meeting of stockholders and until their successors have been elected and qualified, although Dean Weber has an employment agreement and Rahoul Sharan's company has a personal service agreement with the Company. There are no family relationships between any directors or officers of the Company.

     Dean Weber holds a B.S. in Computer Science from the Central Connecticut State University. With over 19 years of technology experience, Mr. Weber has worked for top IT companies such as United Technologies, Northrop and Xerox. From 1984 to 1987, Mr. Weber was an engineer for United Technologies in Hartford, Connecticut, where he designed and developed real-time software systems for NASA and U.S. Navy projects. Mr. Weber was then employed by Northrop Corporation in Pico Rivera, California, from 1987 to 1989, where he led an engineering team for the B2 Stealth Bomber project. From 1989 to 1991, Mr. Weber was an independent senior consultant to various companies including Xerox and Rockwell Technologies. From 1991 to 1998, Mr. Weber founded and was President of EditPro Corporation in San Diego, California. At EditPro, Mr. Weber developed and marketed one of the original and first Microsoft Windows based development environment tools for both the English and Japanese marketplaces. In 1996 and 1997, Mr. Weber began developing the origins of the current IVAN program. In 1998, Mr. Weber founded Conversational Systems, Inc., now One Voice Technologies, Inc., in San Diego, California, where he has served as our President since that time. Recently, Mr. Weber was nominated as chairperson and keynote speaker of the Voice-Based Commerce tradeshow held in Chicago in September 2000, where participants included IBM, Lucent, Nuance and Speechworks. Mr. Weber was elected to our Board of Directors in July of 1999 as Chairman.

     George H. Kaelin, III, received a B.B.A. degree summa cum laude with an emphasis in Business Economics from the University of San Diego, California. Mr. Kaelin also has a Juris Doctor degree from the University of California, Davis, where he received the American Jurisprudence Award for excellence in Advanced Business Organizations Law. Mr. Kaelin has clerked for the U.S. District Court, Eastern District, for the Honorable Milton L. Schwartz. He also worked with the Alaska Legislature in drafting the Alaskan Non-Profit Corporations Code. Mr. Kaelin is a partner in the San Diego law firm of Endeman, Lincoln, Turek & Heater where he has worked since 1994. He specializes in business and real estate issues. Mr. Kaelin is admitted to practice before all state and federal courts in California and has served as a member of the Enright Inn of Court. Mr. Kaelin serves as a member of our Audit and Compensation Committees and was elected to the Board in 1999.

     Rahoul Sharan holds a Bachelor of Commerce degree from the University of British Columbia and is a member of the Institute of Chartered Accountants of British Columbia. Mr. Sharan was employed by Coopers & Lybrand (now Pricewaterhouse Coopers) from 1984 to 1989. Since 1989, Mr. Sharan has been President and a Director of KJN Management Ltd., a private company which provides a broad range of administrative, management and financial services to both private and public companies. Mr. Sharan has been a partner in S & P Group, a company which specializes in investment financing for venture capital projects and real estate development and construction, since 1988. Mr. Sharan was also a director of Pacific Northern Ventures, Ltd. from 1989 to 1995, and is President and a Director of Bell Coast Capital Corp., an inactive public company to which Mr. Sharan devotes less than 1% of his time. Mr. Sharan was elected to the Board in 1999.

     Bradley J. Ammon joined SAIC as an International Tax Manager earlier this year. He previously was with KPMG, LLP in the International Corporate Services department since 1998 where his principal practice consisted of clients in the information, communications and entertainment ("ICE") industry. Mr. Ammon specializes in international tax planning, including restructuring of international operations, domestic mergers and acquisitions, and developing overall plans to minimize worldwide taxation. Prior to joining KPMG, Mr. Ammon worked from 1995 to 1998 at Deloitte & Touche, LLP in their tax services department where he provided corporate, partnership, and personal tax and business planning services to clients. Mr. Ammon also worked several years as a staff accountant where his responsibilities included the compilation and consolidation of monthly financial statements for multiple subsidiaries. Mr. Ammon has a Juris Doctor and a Master's of Law in taxation (LL.M.) from the University of San Diego, and received his undergraduate degree from the University of California, San Diego. He is admitted to the California Bar. Mr. Ammon is a member of the Audit Committee and Compensation Committee of the Company and was appointed to the Board on June 9, 2000.

EXECUTIVE COMPENSATION

     The Company's Chief Executive Officer is now paid a salary of $252,000 per year (as approved by the Board in April 2000). The Company's chief financial officer's company is now paid a service fee of $180,000 per year (as approved by the Board in April 2000). The CEO and CFO were each awarded a $75,000 bonus on April 10, 2000. The following tables set forth certain information as to the Company's CEO and each of the Company's four most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 1999 exceeded $100,000:

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation

                                                      Other
    Name &                                           Annual       Restricted     Options      LTIP        All Other
  Principal                Salary         Bonus      Compen-        Stock          SARs      Payouts       Compen-
   Position        Year      ($)           ($)     sation ($)       awards        (#)/(1)/     ($)          sation
----------------------------------------------------------------------------------------------------------------------
Dean Weber,        1999    180,000          0           0             0              0          0             0
CEO

Rahoul Sharan,     1999    120,000/(2)/     0           0             0              0          0             0
CFO

  /(1)/ Options were granted pursuant to the Company's 1999 Stock Option Plan. /(2)/ This payment was made through KJN Management Ltd.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         Percentage of Total
                                                         Options Granted to
                            Number of Shares                Employees and
                           Underlying Options            Directors in Fiscal        Exercise or Base
        Name                 Granted/(1)(2)/                    Year                 Price Per Share        Expiration Date
Dean Weber                       75,000                         16.71                     6.08               July 19, 2009
Rahoul Sharan                    50,000                         11.14                     6.08               July 19, 2009


/(1)/ None of the reported options were in-the-money at the end of the fiscal year as a result of the closing price of the Common Stock as reported on the OTCBB System on December 31, 1999 ($5.313/share) being less than the exercise price of those options ($6.08/share).

/(2)/ No options were exercised in 1999. All options are fully vested. The listed options are the number of options exercisable at fiscal year end.

EMPLOYMENT AGREEMENT

     We entered into a three-year employment agreement (the Weber Employment Agreement) with Dean Weber, our Chairman, Chief Executive Officer and President, commencing in July 1999. The Weber Employment Agreement provides that, in consideration for Mr. Weber's services, he is to be paid an annual salary of $180,000. His salary was increased to $252,000 annually in April 2000, with a $75,000 bonus paid on April 10, 2000.

PERSONAL SERVICE AGREEMENT

     We entered into a three-year personal service agreement with KJN Management Ltd. commencing in July 1999 for the services of its CFO, Rahoul Sharan, which provided for the payment of a fee by the Company to KJN Management Ltd. of $120,000 per year. The service fee was increased to $180,000 per year on April 10, 2000, and we paid $75,000 bonus to KJN Management on April 10, 2000.

COMPENSATION OF DIRECTORS

     Non-employee directors receive $1000 for each Board of Directors meeting attended. The Company pays all out-of-pocket expenses of attendance.

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

     Our Amended and Restated 1999 Stock Option Plan (the "1999 Plan") authorizes us to grant to our directors, employees, consultants and advisors both incentive and non-qualified stock options to purchase shares of our Common Stock. As of November 14, 2000, our Board of Directors had reserved 1,000,000 shares for issuance under the 1999 Plan, of which 814,025 shares were subject to outstanding options and 185,975 shares remained available for future grants. Our Board of Directors or a committee appointed by the Board (the "Plan Administrator") administers the 1999 Plan. The Plan Administrator selects the recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the 1999 Plan are exercisable at a price determined by the Plan Administrator at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our Common Stock on the date of the grant. Options become exercisable at such times and in such installments as the Plan Administrator provides in the terms of each individual option agreement. In general, the Plan Administrator is given broad discretion to issue options and to accept a wide variety of consideration (including shares of our Common Stock and promissory notes) in payment for the exercise price of options. The 1999 Plan was authorized by the Board of Directors and stockholders.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our chief executive officer, Mr. Weber, advanced $4,500 to the Company for the purchase of a computer. Our chief financial officer, Mr. Sharan, advanced $10,000 to the Company for travel expenses. Both of these cash advances were recorded on our financial statements as current liabilities with no written or verbal agreement regarding loan terms of repayment or stated interest rate. The advances were repaid by the Company on July 14, 2000.

     In May 1999, a group of officers, directors and stockholders of Dead On, Inc., our former corporate entity ("the group"), formed a new company, Dead On Acquisition Company, a California corporation. Subsequent to the formation of Dead On Acquisition Company, the group transferred 6,075,000 shares of our Common Stock to Dead On Acquisition Company in exchange for shares of Dead On Acquisition Company stock.

     On July 14, 1999, 150,000 restricted shares of our Common Stock were issued as a commission to Compass Investment Management, a non-affiliated entity, for services rendered in connection with the July 1999 private placement.

     On May 14, 1999, we sold all of our operating assets and liabilities relating to the discontinued operations of our apparel, accessory, and sports equipment division to Dead On Acquisition Company for $1.00 per an agreement for acquisition resulting in a gain of $91,785 and a provision for operating losses of $110,788, equaling a net financial statement loss of $19,003.

     Our CEO, Dean Weber, and CFO, Rahoul Sharan, were each awarded a $75,000 bonus on April 10, 2000.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our Common Stock as of November 14, 2000 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o One Voice Technologies, Inc., 6333 Greenwich Drive, Suite 240, San Diego, California 92122.


                                                                                    Shares Beneficially Owned/(1)/
Name and Address of                                                                 -------------------------
 Beneficial Owner                                                                   Number                 Percent
---------------------------------------------------------------------------------------------------------------------------
Dean Weber, CEO, President and Chairman of the Board/(2)/                           5,633,000/(3)/            44.2

IVantage, Inc./(2)/                                                                 1,600,200                 12.6

Rahoul Sharan, CFO,  Secretary, Treasurer and Director                                 50,000/(4)/              *

George H. Kaelin, III, Director                                                       353,100/(5)/             2.8

Bradley J. Ammon, Director                                                             50,000/(4)/              *

Total securities held by officers and directors as a group (4 people):              6,086,100/(6)/            47.2

/(1)/ Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of November 14, 2000 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 12,671,060 shares of Common Stock outstanding on November 14, 2000, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of November 14, 2000, as described below. /(2)/ iVantage, Inc. is wholly owned by Dean Weber, Chairman of the Board, CEO, and President of One Voice Technologies, Inc. Mr. Weber is the beneficial owner of the 1,600,200 shares in the name of iVantage, Inc. and those shares are also included in the amount presented in this table for Mr. Weber.
/(3)/ Includes options to purchase 75,000 shares as they are currently exercisable.
/(4)/ Represents options to purchase 50,000 shares as they are currently exercisable.
/(5)/ Includes options to purchase 50,000 shares as they are currently exercisable.
/(6)/ Includes options to purchase 225,000 shares as they are currently exercisable.
*     Less than 1%


                           DESCRIPTION OF SECURITIES

     The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

     Our Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

     The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PENNY STOCK

     The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                             PLAN OF DISTRIBUTION

     The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     -- an exchange distribution in accordance with the rules of the applicable exchange;
     --  privately-negotiated transactions;
     --  short sales;
     -- broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
     -- a combination of any such methods of sale; and -- any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares of Common Stock to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders, but excluding brokerage commissions or underwriter discounts. The Company and the Selling Stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                             SELLING STOCKHOLDERS

       The following table sets forth certain information with respect to the Selling Stockholders as of November 14, 2000. The Selling Stockholders are not currently our affiliates, and have not had a material relationship with us during the past three years, other than as a holder of our securities and the negotiation of the Securities Purchase Agreement. The Selling Stockholders are not and have not been affiliated with a registered broker-dealer.

                                                Beneficial Ownership of        Maximum Number of Shares      Amount and Percentage
                                                  Common Stock as of               of Common Stock              of Common Stock
        Name                                      November 14, 2000                Offered for Sale              After the Sale
                                                                                                             -----------------------
                                                                                                                Number          %
------------------------------------------------------------------------------------------------------------------------------------
  Nevelle Investors LLC                               1,290,531                       2,475,494*                 0              0
  WEC Asset Management LLC
  110 Colabaugh Pond Road
  Croton-on-Hudson, New York 10520

* Under the terms of the Securities Purchase Agreements, Nevelle Investors LLC may not convert debentures or warrants which would cause it to hold more than 4.999% of the outstanding shares of the Company's common stock at any time.

SECURITIES PURCHASE AGREEMENT

     The following description of the Securities Purchase Agreement is a summary and is qualified in its entirety by the provisions of the agreement and other supporting documents which have been filed as exhibits to our registration statement of which this prospectus is a part.

     On October 3, 2000, we completed a private placement with the Selling Stockholders for $2,000,000 worth of 5% Convertible Debentures and warrants to purchase 231,884 shares of Common Stock exercisable at $9.76 per share. The warrants expire on October 3, 2005, and have a cashless exercise provision under certain circumstances. As part of the transaction, a Conditional Warrant was also issued which may be exercised at our option or the option of the Selling Stockholders for the purchase of up to an additional aggregate principal amount of $8,000,000 of 5% Convertible Dentures with 30% warrant coverage in four tranches of $2,000,000 each, pursuant to the terms of the Conditional Warrant described below.

     We may be responsible for reimbursing the Selling Stockholders for expenses incurred by them due to any action, proceeding or investigation regarding the transactions covered by the Securities Purchase Agreement. We must also obtain the prior written consent of the Selling Stockholders before entering into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party until 270 days after the filing date of the registration statement of which this prospectus is a part, with certain exceptions as outlined in the agreement.

     Registration Rights. The Selling Stockholders were granted a demand registration right with respect to the Common Stock underlying (i) the conversion of the initial issuance of the 5% Convertible Debentures and the warrants and (ii) the conversion of the 5% Convertible Debentures and the warrants issuable in the first tranche under the Conditional Warrant. This prospectus and registration statement is being filed pursuant to that registration right.

     Additional demand registration rights apply to the Common Stock underlying the conversion of the 5% Convertible Debentures and the warrants which may be issued in the 3 subsequent tranches under the Conditional Warrant. We must file a registration statement for the Common Stock underlying the securities to be issued in any of the 3 subsequent tranches in order to require the Selling Stockholders to exercise the Conditional Warrant as to the respective tranche.

     5% Convertible Debentures. Under the 5% Convertible Debentures ("Debentures"), we must pay the Selling Stockholders the principal amount of the Debentures on October 3, 2003 or any earlier date as provided under the

Debentures. Interest of 5% per year is due on October 3, 2003, or on any earlier conversion date and may be paid in cash or in shares of our Common Stock. If we default under the terms of the Debentures, the full principal amount of the Debentures plus interest will be immediately due and payable to the Selling Stockholders by us.

     The Debentures may be converted in whole or in part by the Selling Stockholders at any time after the issuance date. The number of our Common Stock shares to be issued upon conversion of the Debentures will be calculated by dividing the outstanding principal amount of the Debentures to be converted and the interest then due on that principal amount by the conversion price established by the Debentures. The conversion price is the lesser of $9.76 or the average of the lowest 7 closing prices during the 50 trading days immediately preceding the date of conversion. The Debentures are automatically convertible into Common Stock using the above formula on the third anniversary of the issuance date. The conversion ratio is subject to adjustment in the event of certain reorganizations of our Company or based on certain issuances of Common Stock or options or warrants to purchase Common Stock by our Company.

     Conditional Warrant. A Conditional Warrant was issued under the Securities Purchase Agreement which entitles us to sell additional Debentures to the Selling Stockholders for up to an aggregate of $8,000,000 in four tranches at our option over a one-year period ending October 3, 2001. The tranches are subject to certain conditions outlined in the Conditional Warrant and the Securities Purchase Agreement.

     The first tranche period begins 60 days following the date on which the registration statement of which this prospectus is a part is declared effective. During the first tranche period we may sell up to $2,000,000 of Debentures to the Selling Stockholders by providing them with a written notice between 10 and 20 business days prior to our intended closing date for the tranche. On the closing date, the Selling Stockholders must then exercise the Conditional Warrant for any amount from $1,000,000 to the full $2,000,000 available under the tranche. Each of the 3 subsequent tranche periods will begin on the 90th day following the closing date of the prior tranche (the second through fourth tranches).

     The Selling Stockholders also have the option of exercising the Conditional Warrant for an amount from $1,000,000 to the full $2,000,000 available under each tranche by providing us with a written Election to Purchase which will establish the dollar amount of Debentures to be purchased and the closing date for the purchase.

     Additional warrants must be issued as part of the closing of each tranche for the number of our Common Stock shares equal to 30% of the tranche amount exercised divided by the closing price of our Common Stock on the trading day prior to the closing date. The exercise price for the warrants will be 115% of the average of the closing prices of our Common Stock for the 10 trading days immediately preceding the closing date, and they will have a five-year term. The warrants may have a cashless exercise provision under certain circumstances.

     Certain conditions apply to our right to issue a notice for a tranche closing and the Selling Stockholders' obligation to exercise the Conditional Warrant for the tranche amount pursuant to our written notice.

     We may terminate our ability and the Selling Stockholders' ability to exercise the Conditional Warrant by providing them with a written notice of our desire to terminate any unexercised portion of the Conditional Warrant and delivering within three business days following our notice a warrant to purchase shares of our Common Stock. The warrant must be for the number of Common Stock shares that is 15% of the aggregate unexercised portion of the Conditional Warrant on the date of the notice divided by the closing price of our Common Stock on the trading day prior to the date of our notice, with an exercise price per share that is 110% of that closing price, and a term of five years.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton and Scripps LLP, San Diego, California.

                                    EXPERTS

     The financial statements of the Company at December 31, 1999 appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of Common Stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of One Voice Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York, 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.
------------------

     We furnish our stockholders with annual reports containing audited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                         ONE VOICE TECHNOLOGIES, INC.

                             FINANCIAL STATEMENTS
                               DECEMBER 31, 1999


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-1

FINANCIAL STATEMENTS
      BALANCE SHEET                                                      F-2
      STATEMENTS OF OPERATIONS                                           F-3
      STATEMENT OF STOCKHOLDERS' EQUITY                                  F-4
      STATEMENTS OF CASH FLOWS                                           F-5
      NOTES TO FINANCIAL STATEMENTS                                   F-6 to 14

                         INTERIM FINANCIAL STATEMENTS
                              SEPTEMBER 30, 2000

FINANCIAL STATEMENTS
      BALANCE SHEET                                                      F-15
      STATEMENTS OF OPERATIONS                                           F-16
      STATEMENT OF STOCKHOLDERS' EQUITY                                  F-17
      STATEMENTS OF CASH FLOWS                                        F-18 to 19
      NOTES TO FINANCIAL STATEMENTS                                      F-20

Stonefield Josephson, Inc.
1620 26th Street, Suite 400 South
Santa Monica, CA 90404-4041
310-453-9400

Board of Directors
One Voice Technologies, Inc.
San Diego, California

We have audited the accompanying balance sheet of One Voice Technologies, Inc., a Nevada Corporation (a development stage enterprise) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Voice Technologies, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ STONEFIELD JOSEPHSON, INC.
-------------------------------------
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
March 16, 2000

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                       BALANCE SHEET - DECEMBER 31, 1999


                                    ASSETS
CURRENT ASSETS:
  Cash                                                          $    904,485
  Cash - restricted                                                  200,000
                                                                ------------

          Total current assets                                                   $ 1,104,485

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                                          141,040

OTHER ASSETS:
  Software licensing, net of
    accumulated amortization of $113,333                             346,662
  Software development costs, net of
    accumulated amortization                                         168,018
  Deposits                                                             6,896
  Patent                                                              33,956
                                                                ------------

          Total other assets                                                         555,532
                                                                                 -----------

                                                                                 $ 1,801,057
                                                                                 ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable and accrued expenses                         $    406,894
  Loan payable, related parties                                      200,000
  Loan payable, officer                                               10,000
  Loan payable, officer-stockholder                                    4,500
                                                                ------------

          Total current liabilities                                              $   621,394

STOCKHOLDERS' EQUITY:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                           -
  Common stock; $.001 par value, 50,000,000 shares
    authorized, 11,370,000 shares issued and outstanding              11,370
  Additional paid-in capital                                       2,950,508
  Deficit accumulated during development stage                    (1,782,215)
                                                                ------------

          Total stockholders' equity                                               1,179,663
                                                                                 -----------

                                                                                 $ 1,801,057
                                                                                 ===========

See accompanying independent auditors' report and notes to financial statements.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                           STATEMENTS OF OPERATIONS

                                                              From inception on
                                              Year ended      January 1, 1999 to
                                           December 31,1999   December 31, 1999
                                           ----------------   ------------------

NET REVENUES                                 $     25,423         $    25,423

COST OF REVENUES                                    2,790               2,790
                                             ------------         -----------

GROSS PROFIT                                       22,633              22,633

GENERAL AND ADMINISTRATIVE
    EXPENSES                                    1,804,848           1,804,848
                                             ------------         -----------

NET LOSS                                     $ (1,782,215)        $(1,782,215)
                                             ============         ===========

NET LOSS PER SHARE, basic and diluted        $       (.15)
                                             ============

WEIGHTED AVERAGE SHARES OUTSTANDING,
    basic and diluted                          12,156,986
                                             ============

See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                         Common stock        Additional                    Total
                                   -----------------------     paid-in    Accumulated  stockholders'
                                      Shares       Amount      capital      deficit       equity
                                   -----------    --------   ----------   -----------  -------------
Balance at January 1, 1999          12,720,000    $ 12,720                              $   12,720

Issuance of common stock in
  connection with merger             7,000,000       7,000      106,236                    113,236

Net proceeds from issuance of
  common stock                       1,500,000       1,500    2,544,422                  2,545,922

Net issuance of common stock in
  exchange for services                150,000         150      299,850                    300,000

Redemption of common stock         (10,000,000)    (10,000)                                (10,000)

Net loss for the year
  ended December 31, 1999                                                  (1,782,215)  (1,782,215)
                                   -----------    --------   ----------   -----------   ----------

Balance at December 31, 1999        11,370,000    $ 11,370   $2,950,508   $(1,782,215)  $1,179,663
                                   ===========    ========   ==========   ===========   ==========


See accompanying independent auditors' report and notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                             From inception on
                                                              Year ended     January 1, 1999 to
                                                          December 31, 1999  December 31, 1999
                                                          -----------------  -----------------
CASH FLOWS PROVIDED BY (USED FOR) OPERATING ACTIVITIES:
  Net loss                                                   $(1,782,215)      $(1,782,215)

 ADJUSTMENTS TO RECONCILE NET LOSS TO NET
  CASH PROVIDED BY OPERATING ACTIVITIES -
      depreciation and amortization                              126,255           126,255

 CHANGES IN OPERATING ASSETS AND LIABILITIES:
  (INCREASE) DECREASE IN ASSETS -
      deposits                                                    (6,896)           (6,896)

INCREASE (DECREASE) IN LIABILITIES -
  accounts payable and accrued expenses                          406,894           406,894
                                                             -----------       -----------

          Net cash used for operating activities              (1,255,962)       (1,255,962)
                                                             -----------       -----------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Purchase of property and equipment                            (153,962)         (153,962)
  Software licensing                                            (459,995)         (459,995)
  Software development                                          (168,018)         (168,018)
  Increase in escrow account                                    (200,000)         (200,000)
  Patents                                                        (33,956)          (33,956)
                                                             -----------       -----------

          Net cash used for investing activities              (1,015,931)       (1,015,931)
                                                             -----------       -----------

CASH FLOWS PROVIDED BY (USED FOR) FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net                  2,971,878         2,971,878
  Retirement of common stock, net                                (10,000)          (10,000)
  Proceeds from loan payable, officer-stockholder                  4,500             4,500
  Proceeds from loan payable, officer                             10,000            10,000
  Proceeds from loans payable                                    200,000           200,000
                                                             -----------       -----------

          Net cash provided by financing activities            3,176,377         3,176,377
                                                             -----------       -----------

NET INCREASE IN CASH                                             904,485           904,485
CASH, beginning of period                                             --                --
                                                             -----------       -----------

CASH, end of period                                          $   904,485       $   904,485
                                                             ===========       ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                              $    17,124       $    17,124
                                                             ===========       ===========
  Income taxes paid                                          $     1,823       $     1,823
                                                             ===========       ===========

See accompanying independent auditors' report and notes to financial statements.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1999


(1)   ORGANIZATION:

            Conversational Systems, Inc. was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

            Effective June 22, 1999, pursuant to a Merger Agreement and Plan of Reorganization between Dead On, Inc. ("acquiree") and Conversational Systems, Inc. a California corporation ("acquiror" or the "Company"), Dead On, Inc. has been reversed merged into Conversational Systems, Inc. The Company accounted for the acquisition of Dead On, Inc. using the purchase method of accounting. The shares of Conversational Systems were exchanged for 7,000,000 newly issued shares of Dead On, Inc. Because the former shareholders of Conversational Systems, Inc. then became the majority shareholders of Dead On, Inc., Conversational Systems was treated as the acquiror under APB Opinion No. 16, "Business Combinations."

            In July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share. Due to the retirement of shares, the former shareholders of Conversational Systems, Inc. have significant control in Dead On, Inc.

            Due to the contemplation and timing of the merger between Dead On, Inc. and Conversational Systems, Inc. and the retirement of 10,000,000 shares of the Company's common stock, these events were accounted for as a single transaction.

            Conversational Systems, Inc. was liquidated with and into Dead On, Inc., which then changed its legal name to One Voice Technologies, Inc.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BUSINESS ACTIVITY:

            The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

      USE OF ESTIMATES:

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See accompanying independent auditors' report.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                          YEAR ENDED DECEMBER 31, 1999


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      DEVELOPMENT STAGE ENTERPRISE:

            The Company is a development stage company as defined in Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, which is unrelated to the business of Dead On, and its planned principal operations have not yet commenced. All losses accumulated since inception of One Voice Technologies, Inc. have been considered as part of the Company's development stage activities.

      FAIR VALUE:

            The Company's financial instruments consist principally of accounts payable and notes payable to an individual and related parties as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of the financial instruments approximate their fair value due to the short-term nature of these instruments.

      CASH:

            Equivalents

            For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

            Concentration

            The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

      REVENUE RECOGNITION:

            The Company recognizes revenues when earned in the period in which the service is provided. Service fees are deferred and recognized over the life of the service agreement. Initial distribution fees are recognized when the software is delivered.

      PROPERTY AND EQUIPMENT:

            Property and equipment are valued at cost. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      PROPERTY AND EQUIPMENT, CONTINUED:

            The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not materially impact the Company's financial position, results of operations or liquidity.

      SOFTWARE DEVELOPMENT COSTS

            The Company has adopted Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," ("SFAS No. 86"). SFAS No. 86 requires the Company to capitalize the direct costs and allocate overhead associated with the development of software products. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract will be charged to operations. Capitalized costs are amortized over the estimated product life on the straight line basis. Unamortized costs are carried at the lower of book value or net realizable value. The software developed had not been placed into service at December 31, 1999. Therefore no amortization costs has been recognized.

      PATENTS:

            The Company's patent costs consist of legal fees paid in connection with a patent pending. The Company amortizes patents using the straight-line method over the period of estimated benefit, generally five years. There was no amortization expense charged for the year ended December 31, 1999, as the patent is pending.

            The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of the patent. Impairment of the patent is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the patent may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the patent and the fair value of such assets, determined using the estimated future discounted cash flows generated.

      COMPREHENSIVE INCOME:

            Comprehensive loss consists of net loss only.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      NET INCOME (LOSS) PER SHARE:

            The Company has adopted Statement of Financial Accounting Standard No. 128. Earnings per Shares ("SFAS No. 128"), which is effective for annual and interim financial statements issued for periods ending after December 15, 1997. SFAS No. 128 was issued to simplify the standards for calculating earnings per share ("EPS") previously in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations.

            For the year ended December 31, 1999, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of the Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculation for all periods in a manner similar to a stock split, even if anti-dilutive. Accordingly, in computing basic earnings per share, nominal issuances of common stock are reflected in a manner similar to a stock split or dividend.

      INCOME TAXES:

            Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

      RECENT PRONOUNCEMENTS EFFECTIVE SUBSEQUENT TO 1998

            In April 1998, Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") was issued. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of this statement did not have a material effect on the Company's financial statements.

            In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the effective date for which was deferred by SFAS No. 137 until fiscal years beginning after June 15, 1999. The Company anticipates that due to its limited use of derivative instruments, the adoption of SFAS No. 133 will not have a material effect on its financial statements.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(3)   CASH RESTRICTED:

      In connection with an Escrow Agreement dated July 14, 1999, former officers of Dead On, Inc. have placed $200,000 in an escrow account. The funds are to be used for prior obligations of Dead On, Inc. relating to its apparel, accessory and sports equipment division which was discontinued in December 1998 (Note 1). The funds are restricted through January 2001. In the case that no claims are made against the Company for the prior obligation, the funds will be repaid to the former officers. Accordingly, the amount has been recorded as a loan payable at December 31, 1999.

(4)   PROPERTY AND EQUIPMENT:

      A summary is as follows:


            Equipment                                           $121,592
            Furniture and fixtures                                32,370
                                                                --------

                                                                 153,962

            Less accumulated depreciation and amortization        12,922
                                                                --------
                                                                $141,040
                                                                ========



      Depreciation and amortization expense totaled $12,922 for the year ended December 31, 1999.

(5)   SOFTWARE LICENSING AGREEMENTS:

      In September and October 1999, the Company entered into a 24-month software licensing agreement with two software developers. A final payment of $450,000 is due in September 2000. The agreement can be cancelled by either party by giving 60 days written notice. The asset is being amortized using the straight-line method over the life of the agreement.

      Amortization expense totaled $113,333 for the year ended December 31, 1999.

(6)   LOANS PAYABLE, OFFICER AND/OR STOCKHOLDER:

      The loans are not collateralized, non-interest bearing and due on demand.

(7)   COMMON STOCK:

      In May 1999, the Company commenced a private placement of 1,500,000 shares of the Company's common stock at a purchase price of $2.00 per share. The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The offering generated proceeds, net of offering costs, of approximately $2,846,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(7)   COMMON STOCK, CONTINUED:

      On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., the Company exchanged all of its outstanding shares of common stock for 7,000,000 newly issued shares of the common stock of Dead On, Inc. (Note 1).

      Pursuant to a plan approved by One Voice Technologies' Board of Directors in July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share.

(8)   INCOME TAXES:

      For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $2,626,000, which includes approximately $323,000 acquired from Dead On, Inc. The net operating loss carryforwards expire through 2018 and are available to offset future income tax liabilities.

      Temporary differences which give rise to deferred tax assets and liabilities at December 31, 1999 are as follows:

            Net operating loss carryforwards      $ 1,179,500
            Valuation allowance                    (1,179,500)
                                                  -----------

                  Net deferred taxes              $        --
                                                  ===========


(9)   EMPLOYMENT AGREEMENT:

      In July 1999, the Company entered into an employment agreement with an officer stockholder of the Company to pay an annual base salary of $180,000 through July 2002. Annual increases are determined annually by the Board of Directors.

      Under this agreement, salaries totaled $104,505 for the year ended December 31, 1999.

(10)  CONSULTING AGREEMENT:

      In July 1999, the Company entered into a consulting agreement with a personal service corporation owned by an officer of the Company to pay an annual consulting fee of $120,000 through July 2002.

      Consulting fees totaled $76,650 for the year ended December 31, 1999.

(11)  COMMITMENTS:

      Effective July 1999, the Company leases its office facility under a noncancellable operating lease expiring March 31, 2003. The lease calls for a 3% increase on the anniversary of the lease agreement.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(11)  COMMITMENTS, CONTINUED:

      At December 31, 1999, minimum rental payments under the operating lease is as follows:

            Year ending December 31,
                   2000                                 $    70,806
                   2001                                      75,291
                   2002                                      77,301
                   2003                                      19,598
                                                        -----------

                                                        $   242,996
                                                        ===========

      Building rental expense totaled $28,280 for the year ended December 31, 1999.

(12)  INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN:

      On July 14, 1999, the Company enacted an Incentive and Nonqualified Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 500,000 options may be granted to purchase common stock of the Company. Two types of options may be granted under the Plan: (1) Incentive Stock Options (also know as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is greater than 85% of the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan vest equally over a three-year period from the date of the grant or sooner if approved by the Board of Directors. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

      The number and weighted average exercise prices of options granted under the plan, for the year ended December 31, 1999 is as follows:

                                                                     Average
                                                                    Exercise
                                                       Number         Price
                                                      -------       ----------

            Outstanding at beginning of the year           --         $  --
            Outstanding at end of the year            400,500          6.01
            Exercisable at end of the year            225,000          6.08
            Granted during the year                   400,500          6.01
            Exercised during the year                      --            --


See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(12)  INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN, CONTINUED:

      The Company has elected to follow Accounting Principles Board Opinion
      No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement
      No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      Pro forma information regarding the effect on operations is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

            Expected life                    5 Years
            Risk-free interest rate            6.75%
            Dividend yield                        --
            Volatility                           70%


      This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

      For purposes of FASB 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's proforma information is as follows:

                                                           December 31, 1999
                                                           -----------------

            Net loss, as reported                            $(1,782,215)
            Pro forma net loss                               $(2,674,675)

            Basic and diluted historical loss per share      $      (.15)
            Pro forma basic and diluted loss per share       $      (.22)


(13)  CONTINGENCIES:

      The Company is party to various legal proceedings arising from the discontinued operations of the Company's apparel division. Although the ultimate disposition of these proceedings is not determinable, management, based on advice of legal counsel, does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect on the financial position of the Company.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                         YEAR ENDED DECEMBER 31, 1999


(14)  SUBSEQUENT EVENTS:

      In January 2000, the Company entered into a Subscription Agreement with an unrelated foreign party providing for the sale of 312,500 shares of the Company's common stock at $6.40 per share and 156,250 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The warrants expire on January 5, 2001. Net proceeds raised from the shares and warrants total approximately $1,800,000.

      The following pro forma balance sheet assumes that the transaction occurred at December 31, 1999. The pro forma financial information is presented for informational purposes only and may not necessarily be indicative of the results that would have occurred had this transaction been consummated as of December 31, 1999, nor is it necessarily indicative of future results.

                                       December 31,     Pro forma      December 31,
                                           1999        Adjustments         1999
                                       ------------    -----------     ------------
                                         (audited)                      (proforma)
      Current assets                    $1,104,485      $1,800,000      $2,904,485
      Property and equipment               141,040              --         141,040
      Total other assets                   555,532              --         555,532
                                        ----------      ----------      ----------

           Total assets                 $1,801,057      $1,800,000      $3,601,057
                                        ==========      ==========      ==========

      Current liabilities                  621,394              --         621,394
      Shareholders' equity               1,179,663       1,800,000       2,979,663
                                        ----------      ----------      ----------

           Total liabilities and
              shareholders' equity      $1,801,057      $1,800,000      $3,601,057
                                        ==========      ==========      ==========

      In March 2000, the Company commenced an offering (the "Offering") of approximately 750,000 units consisting of 1 share of the company's common stock and 1/2 common stock purchase warrant for each unit purchased. The Company plans to raise gross proceeds totaling approximately $5,000,000 and $10,000,000. Pursuant to the Offering statement, the gross proceeds raised are held in a non-interest bearing escrow account until the private placement period has ended. Management estimates that closing will take place in April 2000. As of the date of this report, the Company had raised gross proceeds totaling approximately $6,745,000 from the issuance of 511,060 shares of common stock and 255,530 common stock purchase warrants.

See accompanying independent auditors' report.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                      BALANCE SHEET - SEPTEMBER 30, 2000

                                  (UNAUDITED)

                                    ASSETS
Current assets:
  Cash                                                   $ 6,740,098
  Cash - restricted                                          200,000
  Inventory                                                   98,038
  Prepaid advertising                                        190,556
  Prepaid expenses                                           644,765
                                                         -----------

          Total current assets                                            $ 7,873,457

Property and equipment, net of
  accumulated depreciation and amortization                                 1,066,535

Other assets:
  Software licensing                                         518,053
  Software development costs                                 879,979
  Deposits                                                    27,866
  Trademark                                                  144,540
  Patent                                                      42,133
                                                         -----------

          Total other assets                                                1,612,571
                                                                          -----------

                                                                          $10,552,563
                                                                          ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY



Current liabilities:
  Accounts payable and accrued expenses                  $   497,424
  Loan payable                                               200,000
                                                         -----------

          Total current liabilities                                       $   697,424

Stockholders' equity:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding
  Common stock; $.001 par value, 50,000,000 shares                --
    authorized, 12,671,060 shares issued and outstanding      12,671
  Additional paid-in capital                              17,075,046
  Deficit accumulated during development stage            (7,232,578)
                                                         -----------

          Total stockholders' equity                                        9,855,139
                                                                          -----------

                                                                          $10,552,563
                                                                          ===========

See accompanying notes to financial statements.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                             Nine months ended           Three months ended       From inception on
                                               September 30,               September 30,         January 1, 1999 to
                                                2000          1999          2000          1999   September 30, 2000
                                                ----          ----          ----          ----   ------------------
Net revenues                             $         -   $    25,423   $         -   $         -   $           25,423

Cost of revenues                                   -         2,790             -             -                2,790
                                         -----------   -----------   -----------   -----------   ------------------

Gross profit                                       -        22,633             -             -               22,633

General and administrative expenses        5,450,363       721,938     2,222,451       698,438            7,255,211
                                         -----------   -----------   -----------   -----------   ------------------

Net loss                                 $(5,450,363)  $  (699,305)  $(2,222,451)  $  (698,438)         $(7,232,578)
                                         ===========   ===========   ===========   ===========   ==================

Net loss per share, basic and diluted         $(0.44)       $(0.06)  $     (0.18)  $     (0.06)
                                         ===========   ===========   ===========   ===========

Weighted average shares outstanding,
    basic and diluted                     12,338,181    12,422,198    12,671,060    11,136,848
                                         ===========   ===========   ===========   ===========

See accompanying notes to financial statements.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                  (UNAUDITED)


                                                                            Deficit
                                                                          accumulated
                                                             Additional      during         Total
                                         Common stock          paid-in    development   stockholders'
                                    -----------------------
                                       Shares      Amount      capital       stage          equity
                                    ------------  ---------  -----------  ------------  --------------

Balance at January 1, 1999           12,720,000   $ 12,720                                $    12,720

Issuance of common stock in
  connection with merger              7,000,000      7,000       106,236                      113,236

Net proceeds from issuance of
  common stock                        1,500,000      1,500     2,544,422                    2,545,922

Net issuance of common stock in
  exchange for services                 150,000        150       299,850                      300,000

Redemption of common stock          (10,000,000)   (10,000)                                   (10,000)

Net loss for the year
  ended December 31, 1999                                                  (1,782,215)     (1,782,215)

Net proceeds from issuance of
  common stock and warrants             312,500        313     1,779,523                    1,779,836

Net proceeds from issuance of
  common stock and warrants             988,560        988    12,184,132                   12,185,120

Stock options issued in exchange
  for services                                                   160,883                      160,883

Net loss for the nine months
  ended September 30, 2000                                                 (5,450,363)     (5,450,363)
                                    -----------   --------   -----------  -----------    ------------

Balance at September 30, 2000        12,671,060   $ 12,671   $17,075,046  $(7,232,578)    $ 9,855,139
                                    ===========   ========   ===========  ===========    ============

See accompanying notes to financial statements.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                           STATEMENTS OF CASH FLOWS

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                  (UNAUDITED)

                                                              Nine months ended         Three months ended      From inception on
                                                                September 30,             September 30,        January 1, 1999 to
                                                               2000        1999          2000        1999      September 30, 2000
                                                               ----        ----          ----        ----      ------------------
Cash flows provided by (used for) operating activities:
  Net loss                                                 $(5,450,363)  $(699,305)  $(2,222,451)  $(698,438)    $  (7,232,578)

 Adjustments to reconcile net loss to net
  cash provided by operating activities:
      Depreciation and amortization                            686,570       5,564       291,176       5,564           812,825
      Stock options issued for services                        160,883           -       160,883           -           160,883

 Changes in operating assets and liabilities:
  (Increase) decrease in assets:
      Inventory                                                (98,038)          -        (2,426)          -           (98,038)
      Prepaid advertising                                     (190,556)          -        40,833           -          (190,556)
      Prepaid expenses                                        (644,651)          -      (138,062)          -          (644,765)
      Deposits                                                 (21,085)    (40,055)         (115)    (40,055)          (27,866)

  Increase (decrease) in liabilities -
      accounts payable and accrued expenses                     90,531      79,184      (162,021)     79,184           497,424
                                                           -----------   ---------   -----------   ---------     ----------------

          Net cash used for operating activities            (5,466,709)   (654,612)   (2,032,183)   (653,745)       (6,722,671)
                                                           -----------   ---------   -----------   ---------     ----------------

                                  (Continued)

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENTS OF CASH FLOWS (CONTINUED)

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                  (UNAUDITED)

                                                     Nine months ended              Three months ended          From inception on
                                                       September 30,                  September 30,            January 1, 1999 to
                                                     2000          1999            2000            1999        September 30, 2000
                                                     ----          ----            ----            ----        ------------------
Cash flows used for investing activities:
  Purchase of property and equipment              (1,086,755)    (128,163)       (372,519)        (76,306)          (1,240,717)
  Software licensing                                (667,231)    (450,000)       (464,318)       (450,000)          (1,127,226)
  Software development                              (727,646)           -        (319,197)              -             (895,664)
  Increase in escrow account                               -     (100,338)              -            (338)            (200,000)
  Trademark                                         (158,325)           -         (12,611)              -             (158,325)
  Patents                                             (8,177)     (33,956)           (929)        (22,251)             (42,133)
                                                 -----------   ----------     -----------     -----------          -----------

          Net cash used for investing
           activities                             (2,648,134)    (712,457)     (1,169,574)       (548,895)          (3,664,065)
                                                 -----------   ----------     -----------     -----------          -----------

Cash flows provided by (used for) financing
 activities:
  Proceeds from issuance of common stock, net     13,964,956    2,971,878               -          12,720           16,936,834
  Retirement of common stock, net                          -      (10,000)              -         (10,000)             (10,000)
  Proceeds from (payments on) loan payable,
   officer-stockholder                                (4,500)       4,500          (4,500)              -                    -
  Proceeds from (payments on) loan payable,
   officer                                           (10,000)      10,000         (10,000)              -                    -
  Proceeds from loan payable                               -      100,000               -               -              200,000
                                                 -----------   ----------     -----------     -----------          -----------

          Net cash provided by (used for)
           financing activities                   13,950,456    3,076,378         (14,500)          2,720           17,126,834
                                                 -----------   ----------     -----------     -----------          -----------

Net increase (decrease) in cash                    5,835,613    1,709,309      (3,216,257)     (1,199,920)           6,740,098
Cash, beginning of period                            904,485            -       9,956,355       2,909,229                    -
                                                 -----------   ----------     -----------     -----------          -----------

Cash, end of period                              $ 6,740,098   $1,709,309     $ 6,740,098     $ 1,709,309          $ 6,740,098
                                                 ===========   ==========     ===========     ===========          ===========

Supplemental disclosure of cash flow
 information:
  Interest paid                                  $        66   $   17,124     $        20     $    17,124          $    17,190
                                                 ===========   ==========     ===========     ===========          ===========
  Income taxes paid                              $     1,600   $    1,823     $         -     $     1,823          $     3,423
                                                 ===========   ==========     ===========     ===========          ===========

See accompanying notes to financial statements.

                         ONE VOICE TECHNOLOGIES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

                     NINE MONTHS ENDED SEPTEMBER 30, 2000


(1)  Summary of Significant Accounting Policies:

     Interim Financial Statements:

          The accompanying financial statements include all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for a full year. The financial statements should be read in conjunction with the financial statements included in the annual report of One Voice Technologies, Inc. (the "Company") on Form 10-KSB for the year ended December 31, 1999.

     Business Activity:

          The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.


(2)  Common Stock:

     In January 2000, the Company entered into a Subscription Agreement with an unrelated foreign party providing for the sale of 312,500 shares of the Company's common stock at $6.40 per share and 156,250 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The value of the warrants amount to $13,750 and is included in additional paid-in capital. The warrants expire on January 5, 2001. Net proceeds raised from the shares and warrants total approximately $1,800,000.

     In March 2000, the Company commenced a private placement of approximately 1,000,000 units consisting of 1 share of the company's common stock and 1/2 common stock purchase warrant for each unit purchased. The Company raised net proceeds totaling approximately $12,185,000 from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $18.00. The value of the warrants amount to approximately $96,800 and is included in additional paid-in capital. The warrants expire at various times through April 2001. Net proceeds raised from the shares and warrants total approximately $12,185,000.

===============================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                               TABLE OF CONTENTS

                                                                                                      Page
                                                                                                      ----
Prospectus Summary                                                                                       2
Risk Factors                                                                                             3
Use Of Proceeds                                                                                         13
Market For Common Equity And Related
    Stockholder Matters                                                                                 14
Management's Discussion And Analysis Or Plan
    Of Operation                                                                                        15
Business                                                                                                17
Management                                                                                              25
Certain Relationships And Related Transactions                                                          28
Security Ownership Of Certain Beneficial
    Owners And Management                                                                               29
Description Of Securities                                                                               29
Plan Of Distribution                                                                                    32
Selling Stockholders                                                                                    33
    Securities Purchase Agreement                                                                       33
Legal Matters                                                                                           34
Experts                                                                                                 35
Available Information                                                                                   35
Index To Financial Statements                                                                           36

================================================================================



                               2,475,494 SHARES
                              OF COMMON STOCK




                                   One Voice
                              Technologies, Inc.

                        6333 Greenwich Drive, Suite 240
                          San Diego, California 92122
                                (858) 552-4466




                               ________________

                                 PROSPECTUS
                               ________________



                               November 20, 2000

================================================================================

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers.

          Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

          The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Item 25.  Other Expenses of Issuance and Distribution.

          The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                    Nature of Expense                         Amount
                    -----------------                        ---------
                    SEC Registration fee                      $ 3,127
                    Accounting fees and expenses                5,000*
                    Legal fees and expenses                    25,000*
                    Printing and related expenses              10,000*
                    Blue sky legal fees and expenses            1,000*
                                TOTAL                         $44,127*

* Estimated.

Item 26. Recent Sales of Unregistered Securities.

     In September 1998, we offered and sold 220,000 shares of Common Stock at $.25 per share to a non-affiliated investor for net proceeds of $55,000. The Company relied on an exemption from registration pursuant to Regulation S as the basis of exemption from registration. Regulation S was available to this investor as the sale was made outside of the United States to an investor who was not a U.S. resident, citizen or corporation, nor were any officers or directors of the investing corporation U.S. residents or citizens.

     From the period of approximately May 1, 1999 until July 14, 1999, we offered and sold 1,500,000 shares of restricted stock at $2.00 per share to thirty-two non-affiliated private investors. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts and that the investors were accredited as defined. This offering was not accompanied by general advertisement or general solicitation. The Company relied on Section 4(2) of the Securities Act of 1993, as amended (the "Act") as the basis of exemption from registration. The offering generated proceeds, net of offering costs, of approximately $2,846,000. An additional 150,000 shares of the Company's Common Stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

     On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., all of the outstanding shares of Common Stock of Conversational Systems, Inc. were exchanged for 7,000,000 newly-issued shares of our Common Stock. We relied on Section 4(2) of the Act as the basis of exemption from registration.

     In January 2000, we offered and sold 312,500 shares of Common Stock at $6.40 per share and 156,250 Common Stock purchase warrants to a non-affiliated institutional investor raising net proceeds of $1,800,000.00. Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $8.00. The institutional investor completed a subscription confirmation letter and private placement subscription agreement whereby the investor certified that it was purchasing the shares for its own account and that the investor was accredited and sophisticated as defined. This offering was not accompanied by general advertisement or general solicitation. We relied on
Section 4(2) of the Act as the basis of exemption from registration.

     In March 2000, we offered approximately 1 million units consisting of one share of our Common Stock and one-half Common Stock purchase warrant for each unit purchased. We received net proceeds of $12,185,000 from the issuance of 988,560 shares of Common Stock and 494,280 Common Stock purchase warrants in reliance on Section 4(2) of the Act as the basis of exemption from registration. Each warrant entitles the holder to purchase one share of our Common Stock at an exercise price of $18.00.

     In October 2000, we entered into an agreement for the issuance of an initial amount of $2,000,000 worth of 5% Convertible Debentures and 231,884 Common Stock purchase warrants with the Selling Stockholders in reliance on
Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of Common Stock at an exercise price of $9.76. Under the Securities Purchase Agreement, additional 5% Convertible Debentures and Common Stock purchase warrants may be offered to the Selling Stockholders for total gross proceeds from this offering of up to $10,000,000. The Selling Stockholders represented to us that they were accredited investors as defined in the Act and that they were able to protect their own interests in connection with the investment. The shares underlying this private placement are being registered in this registration statement. The commission for the transaction was 10% ($200,000) and a Common Stock purchase warrant for 23,188 shares of our stock at an exercise price per share of $9.76.

     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with the Company.

Item 27. Exhibits.

     The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean One Voice Technologies, Inc., a Nevada corporation.

     Exhibit No.         Description
     -----------         -----------

                    PLANS OF ACQUISITION
         2.1 Merger Agreement and Plan of Reorganization with Conversational Systems, Inc. dated June 22, 1999 (filed herewith).

                    ARTICLES OF INCORPORATION AND BYLAWS
         3.1 Articles of Incorporation of Belridge Holdings Corp. filed with the Nevada Secretary of State on August 23, 1995 (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999).
         3.2 Certificate of Amendment of Articles of Incorporation of Belridge Holdings Corp. changing its name to Dead On, Inc. (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999). The Certificate originally filed on September 25, 1998, was canceled and re-filed with the Nevada Secretary of State on June 10, 1999.
         3.3 Articles of Merger for the merger of Conversational Systems, Inc. into Dead On, Inc. filed with the Nevada Secretary of State on July 14, 1999 with supporting documents (incorporated by reference to Exhibit 2 to our Form 10-SB filed October 7, 1999). This document changed the name of the surviving entity, Dead On, Inc., to ConversIt.com, Inc.
         3.4 Certificate of Amendment of Articles of Incorporation of ConversIt.com, Inc. changing its name to One Voice Technologies, Inc. (incorporated by reference to Exhibit 2 to our Form 10-SB filed October 7, 1999).
         3.5 Bylaws of Belridge Holdings Corp. (incorporated by reference to Exhibit 3(ii) of our Form 10-SB, filed October 7, 1999).
         3.6 Amendment to Bylaws dated July 11, 2000 (excerpted) (incorporated by reference to Exhibit 4.3 of our Form S-8, filed October 3, 2000).
         4.1        Common Stock Purchase Warrant with Veritas SG Investments
                    from the January 2000 offering (filed herewith).
         4.2        Form of Common Stock Purchase Warrant from the March 2000
                    offering (filed herewith).

                    INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS
         4.3 Securities Purchase Agreement ("SPA") with Nevelle Investors LLC dated October 3, 2000, and Form of Debenture (Exhibit A to the SPA), Form of Warrant (Exhibit B to the SPA), Conditional Warrant dated October 3, 2000 (Exhibit C to the
                    SPA) and Registration Rights Agreement dated October 3, 2000 (Exhibit E to the SPA), each with Nevelle Investors LLC (incorporated by reference to Exhibit 4 to our Form 10-QSB, filed November 14, 2000).

                    OPINION REGARDING LEGALITY
         5 Luce, Forward, Hamilton & Scripps LLP Opinion and Consent (filed herewith).

                    MATERIAL CONTRACTS
        10.1 Employment Agreement with Dean Weber dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase Mr. Weber's annual salary to $252,000.
        10.2 Consulting Agreement with KJN Management Ltd. For the services of Rahoul Sharan dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase the annual consulting fee to $180,000.

     Exhibit No.         Description
     -----------         -----------

         10.3 Software Agreement with IBM/OEM dated September 21, 1999 (filed herewith).

         10.4 Software License Agreement with Philips Speech Processing dated March 3, 2000 (filed herewith).

         10.5 Amended and Restated 1999 Stock Option Plan (incorporated by reference to Exhibit 4.4 to our Form S-8, Amendment No. 1, filed October 4, 2000).

                    CONSENTS OF EXPERTS AND COUNSEL
         23.1       Consent of independent auditors (filed herewith).
         23.2       Consent of legal counsel (see Exhibit 5).

                    FINANCIAL DATA SCHEDULES (previously filed)

Item 28. Undertakings.

         The undersigned registrant hereby undertakes to:

         (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

               (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on November 17, 2000.

                                           ONE VOICE TECHNOLOGIES, INC.


Date: November 17, 2000                    By:  /s/ Dean Weber
                                                _____________________________
                                                Dean Weber, President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                               Title                          Date

/s/ Dean Weber
___________________________________   Chief Executive Officer and            November 17, 2000
Dean Weber                            Director


/s/ Rahoul Sharan
___________________________________   Chief Financial Officer and            November 17, 2000
Rahoul Sharan                         Director


/s/ George H. Kaelin, III
___________________________________   Director                               November 17, 2000
George H. Kaelin, III


/s/ Bradley J. Ammon
___________________________________   Director                               November 17, 2000
Bradley J. Ammon